EXPORTER SERVICES AGREEMENT

This Exporter Services Agreement (this “Agreement”) is effective as of the date of the agreement is April 25, 2016 (the “Effective Date”) and is by and between AmericaTowne, Inc., a Delaware corporation doing business at 4700 Homewood Court, Suite 100 Raleigh, North Carolina 27609 USA (“AmericaTowne”), and FEMEB Nigeria Limited (FEMEB) doing business at 21 Coker Road, Ilupeju, Lagos, Nigeria (“Exporter”). AmericaTowne and Exporter are collectively referred to as the “Parties” or each individually as a “Party”.

WHEREAS, AmericaTowne is a publicly reporting company with the United States Securities and Exchange Commission (the “SEC”). Through those agreements disclosed in AmericaTowne’s filings, it represents herein that it has the exclusive right, title and interest in certain intellectual property rights and other assets used in the introduction, maintenance and facilitation of the exportation of consumer goods into, amongst other countries, China, through the use of an international import trade platform (“AmericaTowne’s Exporting Business”).

WHEREAS, AmericaTowne’s Exporting Business consists or will consist of exhibition, showroom and display facilities, support office(s) and staff located in the United States and China, and the platform consists or will consist of a buyer’s network, and online websites either directly owned by AmericaTowne or in a partnership with third-parties in order to support the exhibition center, showroom and network to market imported goods and services to consumers in China (collectively referred to as the “AmericaTowne Platform”).

WHEREAS, the AmericaTowne Platform is designed to save Exporter time, money, and other resources in testing the market to determine if a demand exists for their product or service in China. AmericaTowne will use its buyer’s network, and staff in China and elsewhere to make its commercially reasonable best efforts to promote, distribute and market throughout the Exporter’s goods and services and identify potential buyers and other business relationships for the Exporter’s goods or services.

WHEREAS, AmericaTowne’s Exporting Business compliments, in certain circumstances, specific businesses under separate agreement with AmericaTowne through Management Services and Lease Agreements (“Management Agreement”). The Parties agree that unless otherwise agreed, the Exporter is not subject to the rights, duties or obligations under the Management Agreement; rather, the rights, duties and obligations set forth herein are distinct from those under the Management Agreement. The Parties agree that to the extent they are or shall become parties to a Management Agreement, this Agreement and the Management Agreement shall be merged forming a fully integrated agreement under Delaware law, and shall be read consistent with each other.

WHEREAS, the Parties agree that these recitals are not mere statements but statements in which they have each relied on in entering into this Agreement.

NOW, THEREFORE, for the consideration stated herein, the Parties agree as follows:

1. Term and Termination. This Agreement shall be effective on the Effective Date. This Agreement shall expire fifteen (15) years after the Effective Date, unless otherwise extended herein pursuant to Section 7, or terminated early as provided below for breach of a representation, warranty or term or condition of performance. The Parties agree that termination of this Agreement does not terminate AmericaTowne’s right to a Transaction Fee under Section 6(c).

2. Services Provided by AmericaTowne. For the consideration set forth herein, and pursuant to the terms and conditions of this Agreement, AmericaTowne agrees to provide FEMEB with EPS Machinery, GPPS and PVC supplies as set forth in FEMEB’s Pro forma Invoices dated April 13, 2016. AmericaTowne agrees to exercise its commercially reasonable best efforts to facilitate the importing and exporting of machinery and supplies. Additionally, the parties agree that this is one of other import and export business transactions planned between the parties as AmericaTowne Inc. designates.

3. Consideration. Exporter agrees to pay the following consideration for the services set forth herein:

(a) Service Fee and Deliverables. Subject to Section 6(c), Exporter agrees to pay AmericaTowne a nonrefundable service fee of $849,000.00 USD or the equivalent in the currency of the Country of Nigeria (NI) as accepted by AmericaTowne on the Effective Date (the “Service Fee”). The Service Fee is recognized when deliverables are provided. The Service Fee is paid for deliverables including a market analysis, review of proposed goods and services, expectations for supply and demand in the market, how to conduct import/export business in China, information on potential or available financing options, acquisition and funding of the Supplied Materials. Pursuant to Letters of Intent presented by the Exporter, AmericaTowne has agreed to facilitate potential financing and coordinate the delivery of the Supplied Materials to the Exporter. The Parties have agreed that the Service Fee will be paid as follows:

FEMEB will pay the value of the GPPS Invoice payable at the on-going approved currency rate (approximatley$25,000 USD) and or its equivalent in USD or NI upon signing this agreement as determined by AmericaTowne Inc.; on June 30 2016, FEMEB will pay the value of the PVC Invoice at prevailing rate of exchange; FEMEB will pay a single payment within sixty days if not sooner that covers $615,000 USD payable by an LC or Standby LC; and the balance of the Service Fee which shall be made as agreed between FEMEB and AmericaTowne. For the $615,000 USD, FEMEB shall make payment by a Letter of Credit (LOC) or Standby Letter of Credit (SBLC) in a currency acceptable to AmericaTowne. Nine months after the equipment has been installed FEMEB will be required to pay the supplier directly any balance due on the EPS Machinery. AmericaTowne will not be obligated in any way to pay for the outstanding balance to the Supplier after initial delivery of the EPS Machinery. The exporter may be required to sign a note for outstanding service fees. Also, AmericaTowne Inc. at its sole discretion may exchange other assets or items of value for payments due.

(b) Transaction Fee. For all future outbound export transactions the Exporter agrees to pay a Transaction Fee for each transaction between Exporter and the end buyer arranged through or facilitated by AmericaTowne in the amount of 7% (the “Transaction Fee”). The Transaction Fee shall include the services provided by AmericaTowne in the AmericaTowne Platform, Sample and Test Market Program, and if applicable, Accepted Market Program. The Transaction Fee shall be recognized as revenue after the transactions is completed. The Transaction Fee shall be first deducted by AmericaTowne from the amount the end buyer owes Exporter, plus other fees, if any, agreed to by Exporter with the balance remitted to Exporter within two (2) days of receipt from the end buyer, unless commercial circumstances dictate additional time.

(c) Refund of Service Fee. From time to time there may be products or services that are on the restricted import list in China. If the Supplied Materials are on this list, or end up on this list prior to delivery by AmericaTowne, AmericaTowne will advise Exporter of such restriction and Exporter will be entitled to a refund of the Service Fee minus any setoffs due under this Agreement, i.e. outstanding Transaction Fee. This Section 6(c) shall be null and void upon termination of this Agreement, as provided for in Section 1, above.

4. Right to Use Promotional Material and Ownership of Samples. Exporter grants AmericaTowne exclusive rights to use the marketing and promotional material provided by Exporter and Exporter certifies that it has complied with any and all intellectual property rights pertaining to the material provided. Any and all Exporter samples sent to the AmericaTowne Platform shall become the property of AmericaTowne once received and will be solely used to promote and market Exporter’s products or service within AmericaTowne Platform.

5. Country of Origin Taxes and Fees. Exporter agrees that it is solely responsible for paying any and all taxes, if required, to the country of origin of the goods and services. For purchase and sales orders received after the Sample and Test Market Program, Exporter agrees that any customs and VAT payable in China will be paid by either including any such taxes in the end buyer’s purchase price in the purchase order, and paying such taxes upon payment by buyer or paying such taxes directly to customs prior to the goods being accepted by the buyer.

6. Liability and Claims. The Exporter should please sign all materials for authorized users of AmericaTowne’s Platform as proof of approval for such use. AmericaTowne shall in no circumstance be liable to Exporter or authorized users of the AmericaTowne Platform for any error, mistake, misuse, delay, loss or omission whatsoever and howsoever occurring in communications between them or the level of safety with which they are conducted. Exporter unconditionally and irrevocably undertakes that it will not make any claim either legal or equitable against the Company, its affiliates and/or agents for any losses, damages, costs or expenses that it may suffer or incur as a result of or otherwise in connection with such error, mistake, misuse, delay, loss or omission.

7. Indemnity. Exporter agrees to fully and unconditionally indemnify and hold AmericaTowne, and its agents, representatives, contractors, attorneys and employees harmless against any claims, damages, penalties, losses or any expenses howsoever incurred as a result of or in connection with (i) any breach or alleged breach of representation, warranty or undertaking given by the exporter herein; (ii) any infringement or alleged infringement of intellectual property rights, including but not limited to patents, registered designs, copyrights or trade mark infringement arising as a result of the insertion of any material by Exporter or any agent of Exporter in AmericaTowne’s website and/or AmericaTowne Platform; (iii) any claim that the material involves false or deceptive advertising or sale practices; (iv) any claim arising or in connection with proof of quality and/or (v) any third party claims whatsoever arising in or derived from or as a result of the insertion or providing any material by Exporter, including but not limited to any claims by the supplier regarding any amounts due after installation of the Supplied Materials by the Exporter.

8. Proof of Quality. All statements, claims or representations (“Claims”) in material submitted by Exporter for its products or services regarding the quality of its products or services must be (a) accompanied by a clear and written reference in the material to the independent survey, research or other source upon which the Claims are based; and (b) supported by the relevant independent survey, research or other source, a copy of which must be provided to AmericaTowne.

9. Representations and Warranties of Exporter. Exporter hereby represents and warrants to AmericaTowne as follows:

(a) This Agreement has been duly and validly executed and delivered by an authorized person and constitutes Exporter’s legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Agreement is within the signator’s legal capacity and power; has been duly authorized by all requisite action on the signator’s part; requires the approval or consent of no other persons; and neither violates nor constitutes a default under the (a) provision of any law, rule, regulation, order, judgment or decree to which Exporter is subject or which is binding upon Exporter, or (ii) the terms of any other agreement, document or instrument applicable to Exporter or binding upon it.

(b) That, in the event of any breach by Exporter of any of its warranties, undertakings and/or other provisions of this Agreement, AmericaTowne shall have the right at its sole and absolute discretion to remove from the AmericaTowne Platform any material or samples placed by Exporter and/or to terminate this Agreement immediately without notice, in which case AmericaTowne shall not be liable to refund the Service Fee or any earned, but yet paid, Transaction Fee for such material so removed and Exporter hereby undertakes that it will not make any claims both legal or equitable against AmericaTowne, its employees, contractors, attorneys and/or agents for any losses, damages, costs or expenses that it may suffer or incur as a result of or otherwise in connection with such removal.

(c) Exporter represents and warrants that it shall act in good faith in all respects and undertakes that (i) no third party intellectual property rights or any other rights will be infringed as a result of the publication of any listing on the AmericaTowne Platform or any website utilized by AmericaTowne in featuring Exporter’s products or services and/or in any material supplied by Exporter to AmericaTowne in relation to or otherwise in connection with Exporter’s products or services; (ii) all of Exporter’s products or services comply with and will comply with all applicable laws and regulations, including without limitation, those relating to advertising; (iii) Exporter has obtained all necessary consents and licenses for using the products or services; and (iv) Exporter, if exporting US origin automobiles, will only export used automobiles, at no time will the Exporter attempt to export new automobiles from the US to China through the AmericaTowne Platform.

(d) Exporter agrees that AmericaTowne reserves the sole and absolute discretion to decline to publish any material if it reasonably suspects that Exporter may involve the infringement of intellectual property rights or other rights of any third party, unless Exporter can, within three (3) business days of being requested to do so, provide evidence to the satisfaction of the AmericaTowne that it has the right to place use the material in question and/or the material does not infringe any intellectual property rights of any third party. Exporter agrees that AmericaTowne shall remove the material immediately if it reasonably suspects that the material may involve the infringement of intellectual property rights or other rights of any third party, unless it subsequently determines, using its own discretion, that the material does not infringe any intellectual property rights of any third party.

(e) EXPORTER ACKNOWLEDGES AND AGREES THAT IT HAS READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. EXPORTER HAS INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE AMERICATOWNE PLATFORM, SAMPLE AND TEST MARKET PROGRAM, AND IF APPLICABLE, ACCEPTED MARKET PROGRAM AND IS NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

10. Representations and Warranties of AmericaTowne. AmericaTowne hereby represents and warrants to Exporter as follows:

(a) It shall provide Exporter to a full-time staff in China to provide support and assistance, and to identify a network of potential buyers in China for Exporter’s products and services;

(b) It shall provide and coordinate any and all actions and procedures for customs and inspection clearance procedures and methods for Exporter that will allow them to clear customs and inspection in China in a prompt manner;

(c) It shall provide methods and procedures for Exporter’s products and services to be sampled and displayed in the AmericaTowne Platform;

(d) It shall exercise commercially reasonable efforts to ensure that Exporter shall pay the least amount of VAT and other taxes required by the laws of China in full compliance with the laws of China;

(e) It shall exercise commercially reasonable efforts in providing various financial programs to assist and support buyers in purchasing products from Exporter;

(f) It shall exercise commercially reasonable efforts to ensure high-level government officials from the Africa, USA and China in commerce, trade, investments and policy are invited to review and participate in the AmericaTowne Platform; and

(g) AmericaTowne makes no representations or warranties regarding the efficacy or viability of any financing facilities connected with services provided herein.

11. Relationship of Parties. The Parties agree that AmericaTowne is an independent contractor, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, or employment relationship between them.

12. Limitation of Liability. Exporter agrees that AmericaTowne will not be liable for any indirect, incidental, special, or consequential punitive or multiple damages, including without limitation any damages resulting from loss of use, loss of business, loss of revenue, loss of profits, or loss of data, arising in connection with this Agreement, AmericaTowne’s performance of services or of any other obligations relating to this Agreement, even if AmericaTowne has been advised of the possibility of such damages. The foregoing limitation of liability shall apply regardless of the cause of action under which such damages are sought.

13. Disclaimers of Warranty. AmericaTowne makes no express or implied warranties or representations with respect to the AmericaTowne Platform, Sample and Test Market Program, or Accepted Market Program (including, without limitation, warranties of fitness for a particular purpose, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, AmericaTowne makes no representation that the operation of the AmericaTowne Platform (including exhibition showrooms, websites and other network properties) will be uninterrupted or error-free, and AmericaTowne will not be liable for the consequences of any interruptions or errors.

14. Settlement of Disputes. The Parties agree to use their best efforts to settle any dispute arising from the interpretation or performance in connection with this Agreement through negotiations. In case no settlement can be reached, subject to Section 21 or Section 22, below, either Party may submit such matter to the American Arbitration Association (“AAA”).The proceedings shall be conducted in English and be conducted in Mecklenburg County, North Carolina, the United States of America. The arbitration award shall be final and binding upon the Parties. This Section shall not be influenced by the termination or elimination of this Agreement. Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

15. Force Majeure. Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay.

16. Notices. Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered by email to the address stated below, or as subsequently supplemented, or by regular United States mail to the addresses identified in the introductory paragraph of this Agreement.

17. Severability. Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

18. Amendments and Supplement. Any amendment and supplement of this Agreement shall come into force only after Parties sign a written document.

19. Governing Law; Consent to Jurisdiction. This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the United States and the State of North Carolina applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles.

20. Attorney’s Fees. If a Party shall commit a material breach of a term hereof, such party shall pay to the successful party all of the successful party’s costs and expenses, including, without limitation, attorneys’ and expert witness fees, incurred by such party in enforcing the terms of this Agreement.

21. Confidentiality. The Parties agree that, by virtue of this Agreement, they may receive or become aware of information belonging or relating to the other, its business, business plans, affairs or activities, which information is confidential and proprietary to the other party and/or its suppliers and/or customers and in respect of which they are bound by a strict duty of confidence (“Confidential Information”).

In consideration of such Confidential Information being disclosed or otherwise made available to either Party for the purposes of the performance of this Agreement, the Parties agree that they will not at any time, either before or after the termination of this Agreement, and either directly or indirectly, disclose, divulge or make unauthorized use of any Confidential Information, except to the extent to which such Confidential Information, is publicly known at the time of its disclosure or being made available to them; (b) after such disclosure or being made available to them, becomes publicly known otherwise than through a breach of this provision; and/or (c) disclosure is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) by a Party, provided that, where practicable, the other Party is given reasonable advance notice of the intended disclosure. The Parties agree that upon the earlier of a request from the other party or the termination of this Agreement, each Party shall return to the other or destroy all documents or records in any medium or format containing any Confidential Information that are in its possession or control and will not retain any copies of them, and the provisions of this Section 21 will continue without limit of time, notwithstanding the termination of this Agreement for any reason.

This Section 21 does not apply to AmericaTowne’s reporting obligations as a publicly-reporting company under the rules promulgated by the SEC.

The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Section 21, may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes, Mecklenburg County, North Carolina and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof. The Parties hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

22. Noncompetition and Noncircumvention. The Parties agree that each will refrain, directly or indirectly from utilizing information gained from the other in a way other than as contemplated hereunder. Further, neither Party will circumvent the other by attempting to take advantage of research and development performed by the other. The Parties agree that this Section 22 is an essential and material part of this Agreement. As of the Effective Date, Exporter agrees that it will take no action to compete with or adversely affect AmericaTowne’s efforts to secure funding, where necessary, primarily through Exim Bank and elsewhere under the guidance and the direction of AmericaTowne. As such, no Party to this Agreement shall attempt to compete or circumvent in any way at any time the purpose of this Agreement or those including the entities and people that have been charged to carry out this Agreement.

The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Section 22, may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes, Mecklenburg County, North Carolina and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof. The Parties hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third-party beneficiaries or otherwise. This Agreement shall not be assigned to any party.

24. Counterpart Signatures. This Agreement may be executed in numerous counterparts, all of which shall be considered one and the same agreement. For purposes of this Agreement, facsimile or electronic signatures shall be considered original signatures.

25. Assignment and Subcontracting. This Agreement is personal to the Parties and, except to the extent necessary for the collection of outstanding bills through a factoring agent, Exporter shall not without the prior written approval of the Company: (a) assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or (b) subcontract or otherwise delegate the whole or any part of its rights or obligations under this contract to another person.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative.

AMERICATOWNE

By/s/ Alton Perkins                          4/25/2016
Alton Perkins, CEO

EXPORTER

By /s/ Carol Ebun Ayodele                4/27/2016
Carol Ebun Ayodele, MD, CEO

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